                                                                      EXHIBIT 11



               STATEMENT RE COMPUTATION OF PER SHARE EARNINGS




                                                              NINE MONTHS ENDED               THREE MONTHS ENDED
                                                          -------------------------       ------------------------
                                                                 SEPTEMBER 30                    SEPTEMBER 30
                                                          -------------------------       ------------------------
                                                            1995           1996              1995          1996
                                                          ----------     ----------       ----------    ----------
 NET EARNINGS (LOSS) FROM
 ------------------------
 CONTINUING OPERATIONS
 ---------------------

 Net earnings (loss) from continuing operations  . . .    $     (649)    $    3,464       $     (147)   $    1,326
 Dividends on preferred stock applicable to continuing
 operations (1)  . . . . . . . . . . . . . . . . . . .          (643)           ---             (166)          ---
                                                          ----------     ----------       ----------    ----------

 Net earnings (loss) from continuing operations
 applicable to common stock  . . . . . . . . . . . . .    $   (1,292)    $    3,464       $     (313)   $    1,326
                                                          ==========     ==========       ==========    ==========

 Net earnings (loss) from continuing operations per
 common share  . . . . . . . . . . . . . . . . . . . .    $    (0.08)    $     0.17       $    (0.02)   $      .06
                                                          ==========     ==========       ==========    ==========

 NET EARNINGS (LOSS)
 -------------------

 Net earnings (loss) . . . . . . . . . . . . . . . . .    $     (192)    $    3,464       $      (34)   $    1,326

 Dividends on preferred stock  . . . . . . . . . . . .    $     (944)           ---             (244)          ---
                                                          ----------     ----------       ----------    ----------

 Net earnings (loss) applicable to common stock  . . .    $   (1,136)    $    3,464       $     (278)   $    1,326
                                                          ==========     ==========       ==========    ==========
 Net earnings (loss) per common share  . . . . . . . .    $    (0.07)    $     0.17       $    (0.02)   $      .06
                                                          ==========     ==========       ==========    ==========


 Weighted average common shares outstanding  . . . . .    17,179,390     20,396,871       17,959,930    20,515,179
                                                          ==========     ==========       ==========    ==========


(1) Dividends on the preferred stock issued in connection with the acquisition of ING were allocated between continuing operations and discontinued operations based on the ratio of net assets discontinued to the total net assets acquired from ING.




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